EXHIBIT 18







                                 August 8, 2002



Dollar Tree Stores, Inc.
Chesapeake, Virginia


Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Dollar Tree Stores, Inc. (the Company) as of and for the three months and six months ended June 30, 2002, and have read the Company's statements contained in
Note 5 to the condensed consolidated financial statements included therein. As stated in Note 5, the Company changed its method of accounting for merchandise inventories from the first-in, first-out method to the weighted-average cost method following the implementation of its new inventory management system. The Company believes that the newly adopted accounting principle is preferable because it more accurately measures the cost of the Company's merchandise inventories and more accurately matches revenues and costs. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2001, nor have we audited the information set forth in the aforementioned Note 5 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                Very truly yours,



                                /s/ KPMG LLP
                                -----------------------
                                KPMG LLP